Exhibit 99.1

Contact:

Glenn Schulman, PharmD

Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports First Quarter 2008 Financial Results

- CR011-vcMMAE in Phase II for melanoma, to begin Phase II for breast cancer -

- Conference call to be hosted today at 9:00 a.m. EDT -

BRANFORD, Conn., – April 22, 2008 – CuraGen Corporation (NASDAQ: CRGN) today reported its financial results for the first quarter of 2008. For the quarter ended March 31, 2008, CuraGen reported a net loss of $6.8 million, or $0.12 per share, compared to a net loss of $17.0 million, or $0.31 per share, for the same period in 2007.

During the first quarter, CuraGen incurred costs totaling $1.5 million for milestones related to the advancement of CR011-vcMMAE into Phase II clinical development. Of the decrease in cash and investments of $7.6 million during the first quarter of 2008, $2.6 million was related to non-recurring restructuring payments and payments associated with a previously discontinued program.

As of March 31, 2008, CuraGen had cash, restricted cash and investments of approximately $107.4 million. Following this morning’s announced transaction with TopoTarget A/S, CuraGen currently projects a total of approximately $145 million in cash, restricted cash and investments at April 30, 2008.

CuraGen has also revised its 2008 financial guidance. CuraGen anticipates ending 2008 with approximately $135 million of cash and investments compared to previously provided guidance of $90 million. During the second half of 2008, CuraGen anticipates using approximately $6 to $8 million of cash and investments to fund operations.

“During the first quarter we continued to make progress strengthening our balance sheet and working to enhance shareholder value. We believe that our increased cash position and reduced anticipated cash burn for 2008 provides us with ample resources to advance CR011-vcMMAE through Phase II and the ability to act on promising business development initiatives that could diversify our pipeline,” commented Dr. Timothy Shannon, President and Chief Executive Officer of CuraGen. “With the recent advancement of CR011-vcMMAE into Phase II, we also look forward to the presentation of updated clinical trial results on this program in June at the 2008 ASCO Annual Meeting.”

In addition, CuraGen today announced plans to begin Phase II development of CR011-vcMMAE in metastatic breast cancer. The first study for this indication will be an uncontrolled clinical trial of CR011-vcMMAE for the treatment of patients with locally advanced or metastatic breast cancer who have received previous chemotherapy. Enrollment is scheduled to begin in the third quarter.

“GPNMB, the antigen recognized by the CR011 antibody-drug conjugate, has emerged as an important target in breast cancer. The unmet need and market potential of breast cancer make this an excellent opportunity for value creation with CR011-vcMMAE where we can leverage the experience we already have with the drug in melanoma,” said Dr. Shannon, “and we look forward to providing data from the breast program as they emerge.”

Upcoming Presentation on CR011-vcMMAE

ASCO 2008 Annual Meeting, May 30 – June 3, Chicago, IL

-	“A Phase I/II Study of CR011-vcMMAE, an Antibody Toxin Conjugate Drug, in Patients with Unresectable Stage III /IV Melanoma.” Poster discussion. Sunday, June 1, 2008 from 2:00 p.m. - 6:00 p.m. Poster Board #: 18. Location: W375e.

Conference Call Details and Dial-in Information

Date:	Tuesday, April 22, 2008
Time:	9:00 a.m. EDT
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	44717174
Webcast:	Access to the live webcast is available at http://www.curagen.com.

A replay of the conference call will be available starting at 12:00 p.m. Eastern time on Tuesday, April 22, 2008 through Thursday, May 22, 2008 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 44717174. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a dedicated clinical-stage biopharmaceutical company developing diverse approaches for the treatment of cancer. By leveraging drug development strengths cultivated over the years, CuraGen expects to make a difference by advancing its promising therapeutics to address the unmet medical needs of cancer patients. CuraGen Corporation is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

Forward-Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to CuraGen’s expenses, losses, cash burn and future cash and investment positions, including with respect to the first quarter and for fiscal year 2008, the timing and expected results of our clinical programs, including our ability to advance CR011-vcMMAE through Phase II clinical trials, and our ability to diversify our pipeline through business development initiatives, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in CuraGen’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, CuraGen’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Collaboration revenue	$22	$22

Operating expenses:
Research and development	5,371	11,502
General and administrative	1,715	4,014

Total operating expenses	7,086	15,516

Loss from operations	(7,064)	(15,494)
Interest income	1,070	1,153
Interest expense	(797)	(1,628)

Loss from continuing operations before income tax benefit	(6,791)	(15,969)
Income tax benefit	18	60

Loss from continuing operations	(6,773)	(15,909)
Loss from discontinued operations, net of tax	—	(1,138)

Net loss	($6,773)	($17,047)

Basic and diluted loss per share from continuing operations	$(0.12)	$(0.29)
Basic and diluted loss per share from discontinued operations	—	(0.02)

Basic and diluted net loss per share	$(0.12)	$(0.31)

Weighted average number of shares used in computing basic and diluted net loss per share	56,520	55,413

SELECTED BALANCE SHEET INFORMATION

	March 31,	December 31,
	2008	2007
	(unaudited)
Cash and investments	$92,749	$100,444
Restricted cash	14,671	14,533

Total cash and investments and restricted cash	$107,420	$114,977

Working capital	$102,475	$107,844

Total assets	$111,230	$119,282

4% Convertible subordinated notes due 2011	$69,890	$69,890

Total long-term liabilities	$70,953	$70,975

Accumulated deficit	$494,347	$487,574

Stockholders’ equity	$32,822	$38,465